Exhibit 99.1

 MARCUS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2024 RESULTS
Stronger Film Slate Drove Improved Fourth Quarter and Second Half Results at Marcus Theatres; Marcus Hotels & Resorts Reports a Record Year
Milwaukee, February 27, 2025 … The Marcus Corporation (NYSE: MCS) today reported results for the fourth quarter and fiscal year 2024 ended December 26, 2024.

“Our fourth quarter and full year results were a testament to the continued operational excellence by our associates at Marcus Theatres and Marcus Hotels & Resorts,” said Gregory S. Marcus, chief executive officer of Marcus Corporation. “Our theatre division benefited from a much-improved slate of higher-quality films in the second half of fiscal 2024, while our hotel division continued their consistently strong performance resulting in a record year. After enduring the expected box office headwinds in the first half of the year, we exited 2024 with growing momentum and continued confidence in both businesses thanks to a stronger slate of highly anticipated wide release films expected in our theatre division and improvements in group bookings and mid-week occupancy in our hotel division.”
Fourth Quarter Fiscal 2024 Highlights
•Total revenues for the fourth quarter of fiscal 2024 were $188.3 million, a 16.6% increase from total revenues of $161.5 million for the fourth quarter of fiscal 2023.
•Operating loss was $2.2 million for the fourth quarter of fiscal 2024, compared to operating income of $1.2 million for the prior year quarter. Operating loss for the fourth quarter of fiscal 2024 was negatively impacted by $6.4 million, or $0.15 per share net of tax, of noncash impairment charges.
•Net earnings was $1.0 million for the fourth quarter of fiscal 2024, compared to a net loss of $1.4 million for the same period in fiscal 2023. Net earnings for the fourth quarter of fiscal 2024 was favorably impacted by $6.0 million, or $0.19 per share, of income tax benefit due to decreases in valuation allowances for deferred state income taxes.
•Net earnings per diluted common share was $0.03 for the fourth quarter of fiscal 2024, compared to a net loss per diluted common share of $0.05 for the fourth quarter of fiscal 2023.
•Adjusted EBITDA was $25.9 million for the fourth quarter of fiscal 2024, a 41.9% increase from Adjusted EBITDA of $18.2 million for the prior year quarter.
Full Year Fiscal 2024 Highlights
•Total revenues for fiscal 2024 were $735.6 million, an 0.8% increase from total revenues of $729.6 million for fiscal 2023.

•Operating income was $16.2 million for fiscal 2024, a 52.3% decrease from operating income of $33.9 million for fiscal 2023. Operating income for fiscal 2024 was negatively impacted by $6.8 million, or $0.16 per share net of tax, of noncash impairment charges.
•Net loss was $7.8 million for fiscal 2024, compared to net earnings of $14.8 million for fiscal 2023. Net loss for fiscal 2024 was favorably impacted by $6.1 million, or $0.19 per share, of income tax benefit due to decreases in valuation allowances for deferred state income taxes. Net loss for fiscal 2024 was negatively impacted by $16.7 million, or $0.52 per share, of debt conversion expense and related tax impacts of the previously announced convertible senior notes repurchases. Excluding the impacts of the convertible senior notes repurchases, net earnings was $9.0 million for fiscal 2024.
•Net loss per diluted common share was $0.25 for fiscal 2024, compared to net earnings per diluted common share of $0.46 for fiscal 2023. Excluding the impacts of the convertible senior notes repurchases, net earnings per diluted common share was $0.27 for fiscal 2024.
•Adjusted EBITDA was $102.4 million for the full year fiscal 2024, a 5.8% decrease from Adjusted EBITDA of $108.7 million for fiscal 2023.

Marcus Theatres®

For the fourth quarter of fiscal 2024, Marcus Theatres reported total revenues of $121.2 million, a 22.9% increase over the same period last year. Operating income in the fourth quarter of fiscal 2024 was $3.3 million compared to operating income of $3.5 million for the same period of fiscal 2023, and was negatively impacted by $6.4 million of noncash impairment charges. Adjusted EBITDA in the fourth quarter of fiscal 2024 was $23.7 million, a 61.3% increase compared to $14.7 million in the fourth quarter of fiscal 2023.

Same store admission revenues for the fourth quarter of fiscal 2024 increased 15.4% compared to the fourth quarter of fiscal 2023. Same store attendance was up 29.1% in the fourth quarter of fiscal 2024, with average ticket price decreasing 10.6% compared to the prior year period. The decrease in average ticket price was attributable to the positive impact of higher ticket prices for Taylor Swift: The Eras Tour during the fourth quarter of fiscal 2023, as well as the impact of pricing promotions designed to encourage moviegoing and drive long-term attendance growth, including the $7 Everyday Matinee and Value Tuesday. During the fourth quarter of fiscal 2024, Marcus Theatres’ top five highest-performing films were Wicked, Moana 2, The Wild Robot, Gladiator II and Venom: The Last Dance.

In November 2024, Marcus Theatres introduced Marcus Movie Club. For $9.99 per month, moviegoers who join Marcus Movie Club will receive a credit to see any 2D movie each month, get a 20% food and beverage discount, have unlimited access to additional tickets for $9.99, and pay no digital convenience fees. Early membership sales of Marcus Movie Club have been encouraging, with over 30% of customers choosing annual memberships.

For the full year fiscal 2024, Marcus Theatres reported total revenues of $447.7 million compared to $458.4 million in fiscal 2023, with significant improvement in the film slate during the second half of fiscal 2024. Operating income was $22.1 million in fiscal 2024 compared to $36.2 million in fiscal 2023, and was negatively impacted by impairment charges of $6.8 million in fiscal 2024. Adjusted EBITDA was $78.1 million compared to $86.4 million in fiscal 2023. Average ticket price decreased 1.6% during fiscal 2024 compared to fiscal 2023 with a strategic focus on promotions to drive attendance, while average concession revenue per person grew 2.1% over the prior year. The highest grossing films for the year included Inside Out 2, Deadpool & Wolverine, Wicked, Moana 2 and Despicable Me 4, with four out of the five top films opening during the second half of fiscal 2024.

“Fiscal 2024 was like a tale of two cities. While the first half of the year was challenging as we expected, by the third quarter, Marcus Theatres benefited from a dramatically improved film slate that played particularly well with audiences in our markets. That momentum continued through the holiday season and into 2025, thanks in large part to the blockbuster successes of films like Moana 2, Wicked and Sonic the Hedgehog 3 at the end of the year,” said Mark A. Gramz, president of Marcus Theatres. “Several holiday films, such as Mufasa: The Lion King, have continued to play well into 2025, and we are excited by the strong start from Captain America: Brave

New World in February. As we head deeper into 2025, we anticipate a larger quantity of high-quality films will thrill moviegoers throughout the year, with anticipation already building for Mission Impossible: The Final Reckoning, Jurassic World: Rebirth, Superman: Legacy, F1, Wicked 2 and Avatar: Fire and Ash, among other exciting films.”

“During the holiday season we continued to focus on providing value to our customers and driving attendance,” added Gramz. “As evidenced by the robust increase in same store attendance during the fourth quarter, we believe any short-term impact on pricing will translate into a longer-term propensity for regular, repeat moviegoing. We will continuously evaluate and adjust our pricing strategies to drive long-term engagement in the incredible experiences of seeing great movies on the big screen.”

Several films have contributed to early fiscal 2025 first quarter results, including the carryover success of Mufasa: The Lion King, Sonic the Hedgehog 3, Moana 2 and Nosferatu. New releases during the first quarter of fiscal 2025 that are performing well include: Captain America: Brave New World, One of Them Days, Wolf Man, Flight Risk and Dog Man. A strong film slate for fiscal 2025 features many well-known franchises and highly anticipated films including: Snow White, A Minecraft Movie, The Accountant 2, Mickey 17, Thunderbolts, Mission: Impossible - The Final Reckoning, Karate Kid, Elio, How to Train Your Dragon, From the World of John Wick: Ballerina, F1, Jurassic World Rebirth, Megan 2.0, Naked Gun, Superman: Legacy, The Fantastic Four: First Steps, I Know What you Did Last Summer, The Bad Guys 2, The Conjuring: Last Rites, Downton Abbey 3, Saw XI, The Bride, The Black Phone 2, Tron: Ares, Mortal Kombat 2, Blade, Now you See Me 3, Wicked Part 2, Zootopia 2, Five Nights at Freddy’s 2, The SpongeBob Movie: Search for SquarePants and Avatar: Fire and Ash.

Marcus® Hotels & Resorts

During the fourth quarter of fiscal 2024, total revenues before cost reimbursements were $57.6 million, a 5.4% increase over the same period in fiscal 2023. Division operating income was $0.5 million and Adjusted EBITDA was $7.1 million in the fourth quarter of fiscal 2024.

Revenue per available room, or RevPAR, increased 3.6% at comparable company-owned hotels during the fourth quarter of fiscal 2024 compared to the prior year period. As a result, Marcus Hotels & Resorts outperformed the industry by 1.4 percentage points during the fourth quarter of fiscal 2024.

For the full year fiscal 2024, Marcus Hotels & Resorts’ total revenue and Adjusted EBITDA were records for the division. Total revenues before cost reimbursements were $248.3 million, a 6.4% increase compared to fiscal 2023. Operating income increased by 5.5% to $18.5 million and Adjusted EBITDA was $41.6 million, a 10.2% increase compared to the prior year. Comparable RevPAR grew at five out of seven company-owned hotels, increasing 6.2% in fiscal 2024 compared to fiscal 2023. This resulted in Marcus Hotels & Resorts outperforming the industry by 4.1 percentage points during fiscal 2024. For full year fiscal 2024, total revenue under management at owned and managed hotels was $386.7 million.
"Our record results were driven by a combination of factors, most notably improvements in group bookings, higher occupancy and average daily rates, improved revenue management and rate optimization strategies across our portfolio, as well as the positive impact of the Republican National Convention that was held in Milwaukee,” said Michael R. Evans, president of Marcus Hotels & Resorts. “As we look ahead, group booking trends are above pre-pandemic levels and we are seeing encouraging improvements in weekday occupancy growth. Our commitment to operational excellence and delivering an exceptional guest experience helped deliver our record results in 2024, with our award-winning properties poised for continued growth and impact in the year ahead.”

Group booking pace for fiscal 2025 is running ahead of pace compared to the same period in fiscal 2024, and significantly ahead of pace when excluding the impact of the RNC. Fiscal 2026 booking pace is also running significantly ahead compared to the same period a year ago. Banquet revenue is running similarly ahead of the same time last year, with catering revenue running slightly behind for 2025 but ahead for 2026.

In December 2024, Marcus Hotels & Resorts announced its most extensive renovation in the company’s history at the Hilton Milwaukee. As the city’s premier meeting and convention hotel, the more than $40 million renovation will transform 554 guest rooms, 34,000 square feet of meeting and event spaces, and its exquisite lobby. The remaining 175 rooms located in the west tower will eventually be removed from available room inventory. The decision not to renovate all guest rooms was the result of careful evaluation of current hotel market conditions, projected room supply and demand, risks associated with proposed new hotel room supply that will require significant public subsidy, and required investment returns. The guest room renovation began in the fourth quarter of 2024 and is expected to be substantially complete in the first half of 2025, with ballrooms and meeting space renovations substantially complete by late summer 2025.

Conference Call and Webcast

Marcus Corporation management will hold a conference call today, Thursday, February 27, 2025, at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: investors.marcuscorp.com, or by dialing 1-404-975-4839 and entering the passcode 169713. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Thursday, March 6, 2025, by dialing 1-866-813-9403 and entering passcode 950614. The webcast will be archived on the company’s website until its next earnings release.

For additional information, contact:
Chad Paris
(414) 905-1100
investors@marcuscorp.com
Non-GAAP Financial Measure

Adjusted EBITDA has been presented in this press release as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. The company defines Adjusted EBITDA as net earnings (loss) attributable to Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes, depreciation and amortization and non-cash share-based compensation expense, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. A reconciliation of this measure to the equivalent measure under GAAP, along with reconciliations of this measure for each of our operating segments, are set forth in the attached table.

Adjusted EBITDA is a key measure used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted EBITDA is a useful measure, as it eliminates certain expenses and gains that are not indicative of the company’s core operating performance and facilitates a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted EBITDA is also used by analysts, investors and other interested parties as a performance measure to evaluate industry competitors.

Adjusted EBITDA is a non-GAAP measure of the company’s financial performance and should not be considered as an alternative to net earnings (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of liquidity or free cash flow for management’s discretionary use. In addition, this non-GAAP measure excludes certain non-recurring and other charges and has its limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted EBITDA, you should be aware that in the future the company will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation, impairment charges and other adjustments. The company’s presentation of Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted EBITDA differ among companies in our industries, and therefore Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.
About Marcus Corporation
Headquartered in Milwaukee, Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 985 screens at 78 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 16 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects future pandemics or epidemics may have on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division (including disruptions in the production of films due to events such as a strike by actors, writers or directors or future pandemics); (3) the effects of theatre industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets; (5) the effects of adverse economic conditions on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the relative industry supply of available rooms at comparable lodging facilities in our markets; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of changes in the availability of and cost of labor and other supplies essential to the operation of our business; (11) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (12) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (13) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or other incidents of violence in public venues such as hotels and movie theatres; and (14) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	December 26, 2024	December 28, 2023	December 26, 2024	December 28, 2023
Revenues:
Theatre admissions	$56,265	$48,912	$214,421	$229,186
Rooms	24,616	23,659	113,344	106,618
Theatre concessions	50,759	41,020	191,989	197,653
Food and beverage	20,384	19,298	78,102	73,278
Other revenues	26,118	20,396	97,230	85,420
	178,142	153,285	695,086	692,155
Cost reimbursements	10,171	8,241	40,474	37,420
Total revenues	188,313	161,526	735,560	729,575

Costs and expenses:
Theatre operations	59,909	50,054	225,472	230,770
Rooms	10,550	9,839	43,425	41,071
Theatre concessions	20,943	16,834	78,406	75,903
Food and beverage	15,392	14,586	60,419	57,871
Advertising and marketing	6,111	6,135	24,559	22,838
Administrative	21,724	19,394	88,958	78,565
Depreciation and amortization	17,970	16,273	67,958	67,301
Rent	6,437	6,475	25,911	26,154
Property taxes	2,655	3,919	14,716	17,871
Other operating expenses	12,284	8,228	42,269	38,824
Impairment charges	6,351	377	6,823	1,061
Reimbursed costs	10,171	8,241	40,474	37,420
Total costs and expenses	190,497	160,355	719,390	695,649

Operating income (loss)	(2,184)	1,171	16,170	33,926

Other income (expense):
Investment income (loss)	557	1,362	2,231	2,426
Interest expense	(2,812)	(3,751)	(10,972)	(12,721)
Other income (expense)	(392)	(477)	(1,513)	(1,832)
Debt conversion expense	(203)	—	(15,521)	—
Equity losses from unconsolidated joint ventures	(158)	(22)	(604)	(149)
	(3,008)	(2,888)	(26,379)	(12,276)

Earnings (loss) before income taxes	(5,192)	(1,717)	(10,209)	21,650
Income tax expense (benefit)	(6,178)	(277)	(2,422)	6,856
Net earnings (loss)	$986	$(1,440)	$(7,787)	$14,794

Net earnings (loss) per common share - diluted	$0.03	$(0.05)	$(0.25)	$0.46

Weighted average shares outstanding - diluted	31,766	31,696	31,887	40,989

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 26, 2024	December 28, 2023

Assets:

Cash and cash equivalents	$40,841	$55,589
Restricted cash	3,738	4,249
Accounts receivable	21,457	19,703
Assets held for sale	1,199	—
Other current assets	24,915	22,175
Property and equipment, net	685,734	682,262
Operating lease right-of-use assets	159,194	179,788
Other assets	107,450	101,337

Total Assets	$1,044,528	$1,065,103

Liabilities and Shareholders' Equity:

Accounts payable	$50,690	$37,384
Taxes other than income taxes	18,696	18,585
Other current liabilities	78,806	80,283
Current portion of finance lease obligations	2,591	2,579
Current portion of operating lease obligations	15,765	15,290
Current maturities of long-term debt	10,133	10,303
Finance lease obligations	10,360	12,753
Operating lease obligations	164,776	178,582
Long-term debt	149,007	159,548
Deferred income taxes	32,619	32,235
Other long-term obligations	46,219	46,389
Equity	464,866	471,172

Total Liabilities and Shareholders' Equity	$1,044,528	$1,065,103

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended December 26, 2024
Revenues	$121,158	$67,074	$81	$188,313
Operating income (loss)	3,344	481	(6,009)	(2,184)
Depreciation and amortization	11,452	6,216	302	17,970
Adjusted EBITDA	23,658	7,095	(4,872)	25,881

13 Weeks Ended December 28, 2023
Revenues	$98,583	$62,860	$83	$161,526
Operating income (loss)	3,469	2,063	(4,361)	1,171
Depreciation and amortization	11,315	4,863	95	16,273
Adjusted EBITDA	14,667	7,359	(3,789)	18,237

52 Weeks Ended December 26, 2024
Revenues	$447,723	$287,506	$331	$735,560
Operating income (loss)	22,147	18,477	(24,454)	16,170
Depreciation and amortization	45,352	21,917	689	67,958
Adjusted EBITDA	78,070	41,584	(17,247)	102,407

52 Weeks Ended December 28, 2023
Revenues	$458,394	$270,835	$346	$729,575
Operating income (loss)	36,176	17,513	(19,763)	33,926
Depreciation and amortization	48,378	18,569	354	67,301
Adjusted EBITDA	86,416	37,731	(15,424)	108,723
Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.
Supplemental Data
(Unaudited)
(In thousands)

	13 Weeks Ended		52 Weeks Ended
Consolidated	December 26, 2024	December 28, 2023	December 26, 2024	December 28, 2023
Net cash flow provided by (used in) operating activities	$52,566	$33,987	$103,940	$102,629
Net cash flow provided by (used in) investing activities	(23,501)	(9,867)	(81,898)	(36,749)
Net cash flow provided by (used in) financing activities	(17,531)	(4,364)	(37,301)	(30,548)
Capital expenditures	(25,440)	(12,938)	(79,210)	(38,774)

THE MARCUS CORPORATION
Reconciliation of Net earnings (loss) to Adjusted EBITDA
(Unaudited)
(In thousands)

	13 Weeks Ended		52 Weeks Ended
	December 26, 2024	December 28, 2023	December 26, 2024	December 28, 2023
Net earnings (loss)	$986	$(1,440)	$(7,787)	$14,794
Add (deduct):
Investment (income) loss	(557)	(1,362)	(2,231)	(2,426)
Interest expense	2,812	3,751	10,972	12,721
Other expense (income)	392	477	1,513	1,832
(Gain) loss on disposition of property, equipment and other assets	291	(978)	386	41
Equity losses from unconsolidated joint ventures	158	22	604	149
Income tax expense (benefit)	(6,178)	(277)	(2,422)	6,856
Depreciation and amortization	17,970	16,273	67,958	67,301
Share-based compensation (a)	1,049	1,394	8,206	6,394
Impairment charges (b)	6,351	377	6,823	1,061
Theatre exit costs (c)	—	—	136	—
Insured losses (recoveries) (d)	4	—	243	—
Debt conversion expense (e)	203	—	15,521	—
Other non-recurring (f)	2,400	—	2,485	—
Adjusted EBITDA	$25,881	$18,237	$102,407	$108,723

Reconciliation of Operating income (loss) to Adjusted EBITDA by Reportable Segment
(Unaudited)
(In thousands)

	13 Weeks Ended December 26, 2024				52 Weeks Ended December 26, 2024
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$3,344	$481	$(6,009)	$(2,184)	$22,147	$18,477	$(24,454)	$16,170
Depreciation and amortization	11,452	6,216	302	17,970	45,352	21,917	689	67,958
Loss (gain) on disposition of property, equipment and other assets	155	141	(5)	291	254	137	(5)	386
Share-based compensation (a)	169	257	623	1,049	932	1,053	6,221	8,206
Impairment charges (b)	6,351	—	—	6,351	6,823	—	—	6,823
Theatre exit costs (c)	—	—	—	—	136	—	—	136
Insured losses (recoveries) (d)	4	—	—	4	243	—	—	243
Other non-recurring (f)	2,183	—	217	2,400	2,183	—	302	2,485
Adjusted EBITDA	$23,658	$7,095	$(4,872)	$25,881	$78,070	$41,584	$(17,247)	$102,407

	13 Weeks Ended December 28, 2023				52 Weeks Ended December 28, 2023
	Theatres	Hotels & Resorts	Corp. Items	Total	Theatres	Hotels & Resorts	Corp. Items	Total
Operating income (loss)	$3,469	$2,063	$(4,361)	$1,171	$36,176	$17,513	$(19,763)	$33,926
Depreciation and amortization	11,315	4,863	95	16,273	48,378	18,569	354	67,301
Loss (gain) on disposition of property, equipment and other assets	(636)	188	(530)	(978)	(99)	670	(530)	41
Share-based compensation (a)	142	245	1,007	1,394	900	979	4,515	6,394
Impairment charges (b)	377	—	—	377	1,061	—	—	1,061
Adjusted EBITDA	$14,667	$7,359	$(3,789)	$18,237	$86,416	$37,731	$(15,424)	$108,723

(a)Non-cash expense related to share-based compensation programs.
(b)Non-cash impairment charges in fiscal 2024 related to three operating theatres, one operating theatre that closed in early fiscal 2025, and one permanently closed theatre. Non-cash impairment charges in fiscal 2023 related to one permanently closed theatre.
(c)Non-recurring costs related to the closure and exit of one theatre location in fiscal 2024.
(d)Repair costs and insurance recoveries that are non-operating in nature related to insured property damage at one theatre location.
(e)Debt conversion expense for repurchases of $100.1 million aggregate principal amount of Convertible Notes. See Convertible Senior Notes in the “Liquidity and Capital Resources” section of MD&A included in the fiscal 2024 Form 10-K for further discussion.
(f)Other non-recurring includes settlement and legal expenses related to an equipment lease agreement impacted by the COVID-19 pandemic in Theatres, and professional fees related to convertible debt repurchase transactions and corporate office relocation expenses in Corporate Items.